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                                                                   Exhibit 99.11




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 33-5819 of Landmark Tax Free Income Funds of our reports each dated January 31, 1997 appearing in the annual reports to shareholders for the year ended December 31, 1996 of Landmark New York Tax Free Income Fund and Landmark National Tax Free Income Fund (each a separate series of Landmark Tax Free Income Funds), and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
April 14, 1997